HERMAN MILLER ANNOUNCES CEO SUCCESSION PLAN

Brian Walker to Retire as President and CEO by August 31, 2018

Board Initiates Search Process

Company Reaffirms Sales Guidance and Updates EPS Guidance for the Third Quarter Fiscal 2018

ZEELAND, Mich., February 5, 2018 - Herman Miller, Inc. (Nasdaq: MLHR) today announced that Brian C. Walker plans to retire as President, Chief Executive Officer and a member of the Board of Directors by August 31, 2018. To ensure an orderly transition, Mr. Walker will remain in those roles until the appointment of his successor.

The Board has established a CEO Search Committee composed of independent directors and will retain a leading executive search firm to help identify and evaluate internal and external candidates to lead Herman Miller. Mr. Walker will assist the Board in this process.

“After a terrific 29-year career at Herman Miller, including 14 years as President and CEO, now is the right time to transition the Company to its next generation of leadership,” said Mr. Walker. “Over the past 10 years, we have been relentlessly focused on expanding our addressable market and developing the building blocks necessary to navigate the changes we predicted would impact the core office furniture marketplace. Our Living Office strategy has repositioned the Company to lead in this new workplace era, and we have significantly expanded our potential for long-term growth by developing a strong global footprint and moving beyond the office to help people create inspiring places to heal, learn and live. Our global network of contract dealers, retail studios and e-commerce is unique and provides a significant competitive advantage. Today, Herman Miller comprises a group of leading brands united by our focus on innovation and human centered design.”

Mr. Walker continued, “Our focus on relationships and willingness to abandon ourselves to great ideas has enabled us to nurture and expand our network of creative partners. With the help of these partners, we are building on the legacy of innovation and design excellence that is at the heart of Herman Miller. Because of our outstanding work, this past year we were once again named the #1 Brand that Inspires on Contract Magazine’s Brand Report. The Board of Directors and I are pleased with the progress we have made on the five strategic priorities we outlined last year, and we remain committed to these priorities as we focus on maintaining our momentum.”

Michael Volkema, Executive Chairman of Herman Miller, said, “On behalf of the entire Board, I thank Brian for his countless contributions to Herman Miller over the past 29 years. His deep commitment and remarkable leadership have enabled Herman Miller to become the global industry leader it is today. During Brian’s tenure, Herman Miller has become a lean enterprise that keeps its promises and strives to improve each and every day. With Brian’s assistance, the Board will conduct a comprehensive search to identify the next President and CEO, and we are committed to ensuring a smooth transition. We wish Brian all the best in his retirement, and look forward to his continued involvement with the Company during this leadership transition period.”

Mr. Walker concluded, “I want to thank our talented Executive Leadership Team and the 8,000 employees who make Herman Miller great. We are fortunate to have a deep bench of leaders and some of the best employees in the industry throughout the organization, and I am confident that Herman Miller is well-positioned for continued growth. It has been an honor to serve this company, and I look forward to working closely with the Board and my successor to ensure a seamless transition for all of our stakeholders.”

Herman Miller also today reaffirmed its sales guidance and updated its earnings per share guidance for the third quarter of fiscal 2018. The updated earnings guidance now reflects the impact of new U.S. income tax legislation as well as transition expenses and other special charges expected to be recognized in the quarter. Net sales are expected to be in the range of $565 million to $585 million. On a GAAP basis, diluted earnings per share in the quarter is expected to range between $0.38 and $0.42. This estimate includes pre-tax transition expenses and other special charges in the quarter of approximately $4 million. It also reflects initial transition and re-measurement impacts of the new tax legislation. Excluding these items, adjusted diluted earnings per share are estimated to range between $0.48 and $0.52. This range reflects an update to the Company’s previous tax rate guidance, which was prepared prior to the enactment of the new U.S. tax legislation signed into law in December 2017. The Company expects to report a GAAP effective tax rate for the third quarter of between 33% and 35%. On an adjusted basis, excluding the initial transition and re-measurement impacts of the new tax legislation, the effective tax rate for the quarter is expected to range between 25% and 27%. This legislation is new and it is possible that there will be further guidance from the U.S. Treasury and others regarding its interpretation and/or application, which could result in adjustments to our estimated income tax rates.

About Herman Miller, Inc.
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the 112-year-old company has relied on innovative design to solve problems wherever people work, live, learn, and heal. With recognizable designs as part of museum collections worldwide, Herman Miller is a past recipient of the Smithsonian Institution's Cooper Hewitt National

Design Award and has been ranked number one on Contract Magazine’s list of “Brands that Inspire” for four straight years. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned numerous global sustainability and inclusivity awards including the Human Rights Foundation’s top rating in its Corporate Equality Index for 11 years in a row. In fiscal 2017, the Company generated $2.28 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

Non-GAAP Measures
This press release contains a reference to Adjusted Earnings per Share - Diluted, which is considered a non-GAAP financial measure. The company believes this non-GAAP measure is useful for investors for comparative purposes.

Adjusted Earnings per Share - Diluted is not a measurement of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results.

Earnings Guidance Reconciliation: Earnings per Share to Adjusted Earnings per Share - Diluted

	Q3 FY18
	Low End	High End
Earnings Per Share - Diluted	$0.38	$0.42
Add: Non-recurring tax impact	$0.05	$0.05
Add: Transition expenses and other special charges	$0.05	$0.05
Adjusted Earnings Per Share - Diluted	$0.48	$0.52

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term cost saving goals, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

CONTACT

Kevin Veltman, Vice President - Investor Relations & Treasurer, (616) 654-3973 or kevin_veltman@hermanmiller.com

Jeff Stutz, Executive Vice President - Chief Financial Officer, (616) 654-8538 or jeff_stutz@hermanmiller.com

Media Contact, (616) 654-5977 or media_relations@hermanmiller.com